Exhibit 10.2

Illumina, Inc.
5200 Illumina Way
San Diego, CA 92122 USA
tel 858.202.4500
fax 858.202.4766
www.illumina.com

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of All Claims (“Agreement”) is made by and between Illumina, Inc. (“Illumina” or “the Company”) and Charles Dadswell (“Employee”), collectively (“the Parties”), with respect to the following facts:

A.	Employee has been employed by Company in the role of employee advisor to Illumina’s Chief Executive Officer, and Board of Directors.

B.
Employee’s employment is expected to end effective March 31, 2025 or on a date prior thereto due to the Company’s termination of Employee without Cause (as defined in Employee's Change in Control Severance Agreement) (such termination, a “Qualifying Termination”, and the applicable date of termination, the “Separation Date”).

C.	As additional consideration for Employee’s services as an employee advisor, the Company wishes to provide Employee with the payments and benefits as described below.

D.
Employee will also receive all compensation, wages, commissions, equity awards, bonuses, and expense reimbursements earned and owed to Employee by the Company as of the Separation Date upon the Separation Date.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.          Severance Benefits.

1.1          Severance. The Company agrees to pay Employee a Severance Payment equivalent to fifty-two (52) weeks of Employee’s normal wages, in the gross amount of $620,000 less all appropriate federal and state tax withholdings, an amount to which Employee is not otherwise entitled absent his execution and non-revocation of this Agreement (“Severance Payment”). Employee acknowledges and agrees that this Severance Payment constitutes adequate legal consideration for the promises and representations made by Employee in this Agreement. Subject to the provisions below, the Severance Payment will be made in a lump sum payment within thirty days after the latest of the following: (1) the Effective Date of this Agreement (as described in paragraph 8.4 below); (2) after signing this Agreement, Employee has returned the Agreement to Patricia Leckman at Illumina at pleckman@illumina.com by the deadline described in paragraph 10 below; (3) Employee has timely returned to Illumina all company property in Employee’s possession, custody, or control (according to paragraph 11); (4) The Separation Date; (5) March 31, 2025; and (6) if applicable, the date the Reaffirmation Agreement (Exhibit A) has become effective and irrevocable.

1.2          The Company agrees to pay the cost of premiums for continued medical, prescription drug, dental and vision insurance coverage through the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for an additional period of twelve (12) months following the termination of Employee’s benefits. Employee acknowledges and agrees that Employee is not entitled to this COBRA benefit, and will receive this benefit solely by virtue of Employee’s execution and non-revocation of this Agreement. These sums will be paid directly to Illumina’s carrier. Employee agrees to complete all required elections to continue coverage under COBRA. Thereafter, Employee may elect to continue such benefits at Employee’s own expense under the provisions of COBRA. The Company will not pay for out-of-pocket medical expenses should the Employee fail to timely and properly elect continuation of coverage through COBRA. The Company agrees to pay the cost of Employee's executive physical exam once for the period of twelve (12) months following the Separation Date.

Initial When Reviewed:

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Illumina, Inc., 5200 Illumina Way, San Diego, CA 92122 USA

1.3          The Company agrees to provide Executive outplacement career transition services. Upon execution and non-revocation of this Agreement, Employee shall receive additional details of this benefit directly from the Company’s provider. The Employee may initiate career transition services prior to the termination date. However, if this Separation Agreement is not fully executed, the employee will assume costs for these services. Services must be initiated no later than 90-days after the Separation Date.

1.4          If unpaid prior to the Separation Date, Company agrees to pay the 2024 Variable Compensation bonus based on the Company’s performance and per the terms of the plan.

1.5          Notwithstanding anything in this Agreement to the contrary, this Agreement will be of no force or effect in the event that Employee’s termination of employment from the Company does not constitute a Qualifying Termination.

2.          General Release. In exchange for the consideration provided in paragraph 1 of this Agreement, Employee agrees to the following:

2.1          Employee unconditionally, irrevocably, and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions, and other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, attorneys, successors, and assigns of the Company (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law including, but not limited to, Employee’s employment with the Company, the termination of Employee’s employment, and all other losses, liabilities, claims, demands, and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of, or in any way connected with, Employee’s employment with or termination from the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any claims under any state law, tort, contract, common law, constitutional or other statutory claims; any claim for unpaid wages, commissions, bonuses or other employment benefits, including claims for unvested stock options or incentive/bonus compensation (including claims for unvested equity awards and/or benefits under the Variable Compensation Plans); any claims for penalties, damages, or awards of any kind, including without limitation liquidated damages and statutory penalties; as well as any alleged violations of any federal, state, or local laws that may govern Employee’s employment, including, without limitation, the California Labor Code or the federal Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the California Family Rights Act; the Worker Adjustment and Retraining Notification Act (including any similar state statute); the Sarbanes-Oxley Act of 2002; the California Fair Employment and Housing Act; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967, as amended; all claims for attorneys’ fees, costs, and expenses; and any other action, whether cognizable in law or in equity, based upon any conduct up to and including the date of Employee’s signature on this Agreement. However, this release shall not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot lawfully be waived, nor to Employee’s rights to indemnification, and advancement of legal fees as may be required, as a former officer of the Company, Employee’s right to enforce the terms of this Agreement, any rights Employee might have to receive an award for information provided to the Securities and Exchange Commission Employee’s rights as a shareholder of the Company and Employee’s rights to any employee benefits accrued for Employee and as to which he has a right following his separation from employment.
Initial When Reviewed:

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Illumina, Inc., 5200 Illumina Way, San Diego, CA 92122 USA

2.2          Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.3          Employee declares and represents that Employee intends this Agreement to be final and complete and not subject to any claim of mistake. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.4          Nothing in this Agreement prohibits employee from filing a claim or charge with a federal, state, or local agency relating to Employee’s employment with the Company, or participating in government investigations or actions. However, Employee expressly waives Employee’s right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein. Nothing in this paragraph is intended to prevent or discourage the Employee from communicating with or providing information to any state or federal governmental agency, nor is it intended to impede Employee’s rights to recover any rewards or other payments as may be provided for under applicable law.

2.5          Employee declares and represents that as of the Effective Date of this Agreement, Employee is not aware of any violations of any applicable rules, regulations and/or laws by Company or any employee of Company; or that if he is aware of or is concerned about any such violations, Employee has reported those to the Company.

3.          California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee understands that Employee is a “creditor” within the meaning of section 1542.

4.          Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, complaints, petitions, claims, or other accusatory pleadings against the Company or any of the other Released Parties in any court or arbitral forum. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute in any court or arbitral forum, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally, and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein. Nothing in this Agreement shall prevent Employee from complying with a lawfully issued subpoena, filing an administrative charge with a state or federal governmental agency, or from communicating with or providing information to a state or federal governmental agency.
Initial When Reviewed:

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Illumina, Inc., 5200 Illumina Way, San Diego, CA 92122 USA

5.          Non-Disclosure. After the Separation Date, Employee will continue to be bound by Employee’s Proprietary Information and Invention Agreement (“PIIA”).

5.1          Notwithstanding anything contained herein, or any other confidentiality obligation to which Employee may be or may have been subject to as a result of Employee’s employment with the Company, including Employee’s PIIA, nothing shall prohibit Employee from communicating with government authorities regarding possible legal violations as provided by law.

5.2          Employee is advised that pursuant to the Defend Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. However, Employee understands that in the event the disclosure of Company’s trade secrets is not done in good faith pursuant to the above, Employee will be subject to damages, including punitive damages and attorneys’ fees.

6.          No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

7.          Agreement to Cooperate. Employee agrees that Employee will, in good faith and with reasonable diligence, assist in, facilitate, and cooperate with the Company and provide information as to matters which Employee was personally involved, or has information on, while Employee was an employee of the Company and which become the subject of an action, investigation, proceeding, litigation, or otherwise. Employee agrees to be available, upon reasonable notice, to be interviewed, give sworn testimony and statements, declarations, trial testimony, and other such disclosures. Nothing herein is intended or should be construed as requiring anything other than Employee’s cooperation in providing truthful and accurate information. Company will reimburse Employee’s reasonable expenses, related to such cooperation based upon Employee’s submission of receipts.

8.          Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

8.1          Employee acknowledges and agrees that Employee has read and understands the terms of this Agreement.

8.2          Employee is advised that Employee should consult with an attorney before signing this Agreement, and Employee acknowledges that Employee has obtained and considered any legal advice Employee deems necessary, such that Employee is entering into this Agreement freely, knowingly, and voluntarily.

8.3          Employee acknowledges that Employee has been given a period beginning with date this Agreement has been provided to Employee and ending on the day that is twenty-one calendar days after the Separation Date in which to consider whether or not to enter into this Agreement (“Consideration Period”). Employee understands that, at Employee’s option, Employee may elect not to use the full Consideration Period. If Employee signs and returns this Agreement prior to the expiration of the Consideration Period, Employee acknowledges that Employee has done so freely, knowingly, and voluntarily..
Initial When Reviewed:

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Illumina, Inc., 5200 Illumina Way, San Diego, CA 92122 USA

8.4          This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke Employee’s acceptance of this Agreement within seven days after the date Employee signs it (“Revocation Period”). Employee's revocation must be in writing and received by Patricia Leckman of Illumina no later than the conclusion of the Revocation Period in order to be effective. If Employee does not revoke Employee’s acceptance within the Revocation Period, Employee's acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”).

8.5          This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement.

8.6         Although Employee may sign this Agreement at any time during the Consideration Period, if Employee signs this Agreement prior to the Separation Date, this Agreement shall be null and void, and the benefits hereunder shall not be paid or provided, unless Employee signs and does not revoke a Reaffirmation Agreement (Exhibit A).

9.          Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.          Deadline For Agreement Execution. This Agreement constitutes an offer to Employee, which must be accepted by Employee and returned to the Company by no later than the conclusion of the Consideration Period described in paragraph 8.3, above, after which date the offer made herein shall lapse and be of no further force or effect.

11.          Return of Company Property. Employee understands and agrees that as a condition of receiving the severance benefits described in paragraph 1 of this Agreement, all Company property still in Employee’s possession, including any Proprietary Information or Company Documents, if any, must be immediately returned to the Company. By signing this Agreement, Employee represents and warrants that Employee has or will have returned such Company Property no later than the Separation Date, including any Company issued or provided credit cards, computers, vehicles, tangible property and equipment, keys, entry cards, identification badges, telephones, PDAs, and all documents, files, folders, correspondence, memoranda, notes, notebooks, drawings, books, records, plans, forecasts, reports, proposals, agreements, financial information, computer-recorded information, as well as all copies thereof, electronic or otherwise.  Employee agrees and acknowledges that Employee shall not intentionally delete any data from any Company device, nor destroy any Company property, prior to its return. Employee’s business cell phone number will remain the property of the Employee upon the end of the Employee’s employment with the Company.  The Company will provide reasonable assistance to Employee to transfer the number to Employee.

12.          Applicable Law. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

13.          Binding on Successors; Full Defense. The parties agree that this Agreement shall be binding on, and inure to, the benefit of Employee or Employee’s successors, heirs and/or assigns.
Initial When Reviewed:

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Illumina, Inc., 5200 Illumina Way, San Diego, CA 92122 USA

14.          Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit, or other proceeding that may be prosecuted, instituted, or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement. The terms of this paragraph shall not apply to an action by Employee to challenge the enforceability of Employee’s waiver of rights under the Age Discrimination in Employment Act.

15.          Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

16.          Entire Agreement; Integration. This Agreement contains the entire agreement between the Company and the Employee on the subjects addressed in this Agreement and replaces any other prior agreements or representations, whether oral or written, between them, provided, however, that any proprietary information agreement executed by Employee remains in full force and effect and is not superseded by this Agreement.

17.          Modification; Counterparts. This Agreement may be amended only by a written instrument executed by all parties hereto. This Agreement may be executed in counterparts and shall be binding on all parties when each has signed either an original or copy of this Agreement.

18.          Confidentiality. The Employee and the Company agree that the terms and conditions of this Agreement, the circumstances regarding the Employee's departure from the Company, the events, including all negotiations, leading to this Agreement shall remain confidential as between the parties, and neither the Employee nor the Company shall disclose them to any other person, including but not limited to any current or former Illumina employees or any third-parties.  Notwithstanding the foregoing, (i) the Employee and the Company may make truthful statements required to be made by law or legal process or in a dispute between the parties where such statements are relevant to such dispute, (ii) the Employee may make statements that are protected by law, including those protected by Section 21F of the Securities Exchange Act of 1934, as amended, and other whistleblower protection laws and statements that are permitted under the last sentence of Section 19 of this Agreement and (iii) the Company may make non-public, truthful statements to individuals in a limited "need to know" group, provided that the Company agrees to take reasonable steps to instruct such individuals of the confidential nature of those circumstances. The Employee and the Company agree that they will not respond to, or contribute to any public discussion or other publicity concerning, or in any way relating to, execution of this Agreement or the events, including any negotiations, leading to its execution other than statements that are consistent with those in the Company's Current Report on Form 8-K and its press release relating to the departure.  Without limiting the foregoing, the Employee may disclose the monetary aspects of this Agreement to the Employee's attorneys or financial advisors provided the Employee informs them of this confidentiality provision.  A violation of this Confidentiality provision shall be a material breach of this Agreement.

19.          Non-Disparagement. Neither the Employee, nor anyone subject to the Employee's direction or control, nor the Company, its Board members and executive officers will make any negative, derogatory or disparaging statement, publications or comments, regarding the other party, including as to the Employee's employment with the Company, conduct or performance with the Company or any aspect of the Employee's employment or reputation, or the business reputation or business practices of the Company and/or the Released Parties, on the one hand, and the Employee, on the other hand, to any person or entity.  Notwithstanding the foregoing, either party may make any statements permitted by the second sentence of Section 18 of this Agreement. Further, nothing in this Agreement is intended to suppress or limit Employee's right to testify in any administrative, legislative or judicial forum about alleged criminal or unlawful conduct or sexual harassment, or to prevent the disclosure of factual information related to unlawful acts in the workplace, such as a civil or administrative action regarding sexual assault, sexual harassment or other forms of sex-based workplace harassment, discrimination or retaliation, to the extent such communications are expressly protected under California law.

Initial When Reviewed:

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Illumina, Inc., 5200 Illumina Way, San Diego, CA 92122 USA

20.          Section 409(A) of the Internal Revenue Code.

20.1          This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A of the Code.

20.2          Notwithstanding anything herein to the contrary, if Employee is a “Specified Employee,” for purposes of Section 409A of the Code, on the date on which Employee incurs a Separation from Service, any payment or benefit provided in this Agreement that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid or provided or commence to be paid or provided on any date prior to the first business day after the date that is six months following Employee’s “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment or benefit delayed pursuant to the preceding clause shall commence earlier in the event of Employee’s death prior to the end of the six-month period. Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, Employee shall receive any remaining benefits as if there had not been an earlier delay. For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Code and shall be determined in accordance with the default rules under Section 409A Code. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect. Company will notify employee immediately should any payment fall under this provision of the Settlement Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	October 3, 2024	By:	/s/ Charles Dadswell
Charles Dadswell

Dated:	October 3, 2024	By:	/s/ Patricia Leckman
Patricia Leckman
Human Resources
Illumina, Inc.

Initial When Reviewed:

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Illumina, Inc., 5200 Illumina Way, San Diego, CA 92122 USA

EXHIBIT A

REAFFIRMATION OF RELEASE OF CLAIMS

1.          This Reaffirmation of Release of Claims (“Reaffirmation”) is being executed by ___________ (“Employee”), pursuant to the Separation Agreement and General Release of All Claims (“Separation Agreement”) previously signed by Employee and Illumina, Inc. (the “Company”).  This Reaffirmation may not be signed by Employee prior to his last day of employment with the Company.

2.          In consideration for the benefits and payments specified in the Separation Agreement, all of which he is not otherwise entitled to receive, Employee hereby reaffirms his agreement to all of the terms and conditions of that Separation Agreement, including his agreement to release any and all claims, known or unknown, against Released Parties, as that term is defined therein.  Specifically, Employee reaffirms each of the general release set forth in Section 2 of the Separation Agreement, the California Civil Code Section 1542 Waiver set forth in Section 3 of the Separation Agreement and the Representation set forth in Section 4 of the Separation Agreement, in each case, as if set forth herein and as of the date of execution of this Reaffirmation.

3.          Employee acknowledges that he has (a) read and understands the terms of this Reaffirmation, (b) has been advised to consult with an attorney, and has received all legal advice deemed necessary concerning this Reaffirmation, (c) has 21 days beginning on the Separation Date (as defined in the Separation Agreement) to consider this Reaffirmation, (d) has seven days after executing this Reaffirmation to revoke this Reaffirmation under the processes and procedures set forth in the Separation Agreement and (e) this Reaffirmation does not apply to claims arising after the date of this Reaffirmation.

BY SIGNING BELOW, Employee certifies that she has read and understands all of this Reaffirmation, has received any advice or counsel she deems necessary regarding this Reaffirmation, and is entering into this Reaffirmation freely and voluntarily, intending to be bound by its terms.

Dated:	By:

Initial When Reviewed:

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Illumina, Inc., 5200 Illumina Way, San Diego, CA 92122 USA